Exhibit 99

Dillard’s, Inc. Reports Fourth Quarter and Fiscal Year Results
Completes $500 Million Share Repurchase Authorization

LITTLE ROCK, Ark.--(BUSINESS WIRE)--February 22, 2016--Dillard’s, Inc. (NYSE: DDS) (the “Company” or “Dillard’s”) announced operating results for the 13 and 52 weeks ended January 30, 2016. This release contains certain forward-looking statements. Please refer to the Company’s cautionary statements regarding forward-looking information included below under “Forward-Looking Information.”

Fiscal Year Results

Dillard’s reported net income for the 52 weeks ended January 30, 2016 of $269.4 million, or $6.91 per share, compared to net income of $331.9 million, or $7.79 per share, for the prior year 52-week period. Included in net income for the 52-week period ended January 30, 2016 is a net after-tax credit of $8.1 million ($0.21 per share) related to the sale of four store locations.

Included in net income for the prior year 52-week period ended January 31, 2015 is a net after-tax gain totaling $3.8 million ($0.09 per share) related to the sale of a store location.

Net sales for the 52 weeks ended January 30, 2016 were $6.596 billion and $6.621 billion for the 52 weeks ended January 31, 2015. Total merchandise sales for the 52-week period ended January 30, 2016 were $6.389 billion and $6.490 billion for the 52-week period ended January 31, 2015. Net sales include the operations of the Company’s construction business, CDI Contractors, LLC ("CDI"). Total merchandise sales (which exclude CDI) decreased 2% for the 52-week period ended January 30, 2016. Sales in comparable stores for the period also decreased 2%.

During the year, the Company purchased $500 million of Class A Common Stock under its share repurchase authorization. Share repurchases were accomplished entirely from available cash and operating cash flow.

Fourth Quarter Results

Dillard’s reported net income for the 13 weeks ended January 30, 2016 of $84.0 million, or $2.31 per share, compared to net income of $130.5 million, or $3.17 per share, for the prior year fourth quarter. Included in net income for the fourth quarter ended January 30, 2016 is an after-tax gain of $2.0 million ($0.06 per share) related to the sale of a store location.

Dillard’s Chief Executive Officer, William T. Dillard, II, stated, "The fourth quarter was difficult. As sales came in less than planned, we worked hard to control our inventory during an unusually competitive environment. Sales were particularly weak on the Southern border and in the energy producing regions. Higher markdowns affected gross margin, but we did the right thing as we move on to 2016."

Net sales for the 13 weeks ended January 30, 2016 were $2.074 billion and $2.136 billion for the 13 weeks ended January 31, 2015.

Total merchandise sales (which exclude CDI) for the 13-week period ended January 30, 2016 were $2.021 billion and $2.068 billion for the 13-week period ended January 31, 2015. Total merchandise sales decreased 2% for the 13-week period ended January 30, 2016. Sales in comparable stores for the period also decreased 2%. In relation to the total Company sales performance, sales were notably strong in home and furniture followed by ladies' accessories and lingerie. Weaker performing categories were juniors' and children's apparel and shoes. Sales were strongest in the Western region followed by the Eastern and Central regions, respectively. The Company noted weakness particularly on the Southern border and in energy producing regions.

Gross Margin/Inventory

Gross margin from retail operations (which excludes CDI) declined 344 basis points of sales for the 13 weeks ended January 30, 2016 compared to the prior year fourth quarter. The decline resulted primarily from higher markdowns during the quarter as the Company responded to weak sales. Inventory was flat at January 30, 2016 compared to January 31, 2015. Consolidated gross margin for the 13 weeks ended January 30, 2016 declined 318 basis points of sales compared to the prior year fourth quarter.

Gross margin from retail operations declined 107 basis points of sales for the 52 weeks ended January 30, 2016 compared to the prior 52 weeks ended January 31, 2015. Consolidated gross margin for the 52 weeks ended January 30, 2016 declined 144 basis points of sales compared to the prior 52 weeks ended January 31, 2015.

Selling, General & Administrative Expenses

Selling, general and administrative expenses ("operating expenses") were $449.4 million (21.7% of sales) and $457.5 million (21.4% of sales) during the 13 weeks ended January 30, 2016 and January 31, 2015, respectively. Primary areas of expense savings included supplies, advertising and payroll.

Operating expenses were $1.670 billion (25.3% of sales) and $1.664 billion (25.1% of sales) during the 52 weeks ended January 30, 2016 and January 31, 2015, respectively. The increase of $6.0 million during the year was primarily driven by increased selling payroll expense partially offset by decreased advertising expense.

Share Repurchase

During the 13 weeks ended January 30, 2016, the Company purchased $117.5 million (1.6 million shares) of Class A Common Stock under its $500 million share repurchase program, completing the plan authorization. During the 52 weeks ended January 30, 2016, the Company purchased $500 million (5.3 million shares) of Class A Common Stock. Total shares outstanding (Class A and Class B Common Stock) at January 30, 2016 and January 31, 2015 were 35.9 million and 41.2 million, respectively.

Store Information

During fiscal 2015, Dillard's opened three new stores at Fashion Place in Murray, Utah (200,000 square feet replacing 190,000 square feet), Fremaux Town Center in Slidell, Louisiana (126,000 square feet) and Liberty Center in Cincinnati, Ohio (155,000 square feet). The Company closed two clearance stores comprising 245,000 square feet. Dillard's has announced the upcoming closure of its Aiken Mall location in Aiken, South Carolina. The store is expected to close during the first quarter of 2016.

At January 30, 2016, the Company operated 273 Dillard’s locations and 24 clearance centers spanning 29 states and an Internet store at www.dillards.com. Total square footage at January 30, 2016 was 50.1 million.

Dillard’s, Inc. and Subsidiaries
Condensed Consolidated Statements of Income (Unaudited)
(In Millions, Except Per Share Data)

	13 Weeks Ended				52 Weeks Ended
	January 30, 2016		January 31, 2015		January 30, 2016		January 31, 2015
	Amount	% of Net Sales	Amount	% of Net Sales	Amount	% of Net Sales	Amount	% of Net Sales
Net sales	$2,073.7	100.0%	$2,135.5	100.0%	$6,595.6	100.0%	$6,621.1	100.0%
Service charges and other income	43.7	2.1	44.1	2.1	158.9	2.4	159.1	2.4
	2,117.4	102.1	2,179.6	102.1	6,754.5	102.4	6,780.2	102.4

Cost of sales	1,457.1	70.3	1,432.7	67.1	4,350.8	66.0	4,272.6	64.5
Selling, general and administrative expenses	449.4	21.7	457.5	21.4	1,669.9	25.3	1,663.9	25.1
Depreciation and amortization	62.8	3.0	63.9	3.0	250.0	3.8	250.7	3.8
Rentals	9.4	0.5	9.5	0.4	26.7	0.4	27.0	0.4
Interest and debt expense, net	16.1	0.8	15.7	0.7	60.9	0.9	61.3	0.9
Gain (loss) on disposal of assets	3.1	0.2	(0.3)	0.0	12.6	0.2	6.1	0.1
Income before income taxes and income on and equity in losses of joint ventures	125.7	6.1	200.0	9.4	408.8	6.2	510.8	7.7
Income taxes	42.1		69.5		140.8		179.5
Income on and equity in losses of joint ventures	0.4	0.0	—	0.0	1.4	0.0	0.6	0.0
Net income	$84.0	4.1%	$130.5	6.1%	$269.4	4.1%	$331.9	5.0%

Basic and diluted earnings per share	$2.31		$3.17		$6.91		$7.79
Basic and diluted weighted average shares	36.4		41.2		39.0		42.6

Dillard’s, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)
(In Millions)

	January 30, 2016	January 31, 2015
Assets
Current Assets:
Cash and cash equivalents	$202.9	$403.8
Restricted cash	—	7.3
Accounts receivable	47.1	56.5
Merchandise inventories	1,374.5	1,374.5
Other current assets	44.4	46.3
Total current assets	1,668.9	1,888.4

Property and equipment, net	1,939.8	2,029.2
Other assets	256.9	252.5

Total Assets	$3,865.6	$4,170.1

Liabilities and Stockholders' Equity
Current Liabilities:
Trade accounts payable and accrued expenses	$691.3	$730.4
Current portion of long-term debt and capital leases	3.3	0.8
Federal and state income taxes	56.6	69.4
Total current liabilities	751.2	800.6

Long-term debt and capital leases	622.1	620.7
Other liabilities	238.9	250.5
Deferred income taxes	258.1	279.0
Subordinated debentures	200.0	200.0
Stockholders' equity	1,795.3	2,019.3

Total Liabilities and Stockholders' Equity	$3,865.6	$4,170.1

Dillard’s, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)
(In Millions)

	52 Weeks Ended
	January 30, 2016	January 31, 2015
Operating activities:
Net income	$269.4	$331.9
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property and other deferred cost	252.1	252.3
Deferred income taxes	(36.0)	(30.9)
Gain on disposal of assets	(12.6)	(6.1)
Changes in operating assets and liabilities:
Decrease (increase) in accounts receivable	9.4	(25.7)
Increase in merchandise inventories	—	(29.1)
Decrease in other current assets	2.9	1.4
Decrease in other assets	2.9	1.0
(Decrease) increase in trade accounts payable and accrued expenses and other liabilities	(33.7)	104.9
(Decrease) increase in income taxes payable	(4.2)	11.9
Net cash provided by operating activities	450.2	611.6

Investing activities:
Purchase of property and equipment	(165.7)	(151.9)
Proceeds from disposal of assets	25.5	14.8
Decrease (increase) in restricted cash	7.3	(7.3)
Distribution from joint venture	—	1.1
Net cash used in investing activities	(132.9)	(143.3)

Financing activities:
Principal payments on long-term debt and capital lease obligations	(5.3)	(0.8)
Cash dividends paid	(10.0)	(10.4)
Purchase of treasury stock	(500.0)	(290.4)
Issuance cost of line of credit	(2.9)	—
Net cash used in financing activities	(518.2)	(301.6)

(Decrease) increase in cash and cash equivalents	(200.9)	166.7
Cash and cash equivalents, beginning of period	403.8	237.1
Cash and cash equivalents, end of period	$202.9	$403.8

Non-cash transactions:
Accrued capital expenditures	$10.9	$12.1
Capital lease	9.1	—
Stock awards	2.8	2.8

Estimates for 2016
The Company is providing the following estimates for certain financial statement items for the fiscal year ending January 28, 2017 based upon current conditions. Actual results may differ significantly from these estimates as conditions and factors change - See “Forward-Looking Information.”

	In Millions
	2016	2015
	Estimated	Actual
Depreciation and amortization	$250	$250
Rentals	27	27
Interest and debt expense, net	61	61
Capital expenditures	150	166

Forward-Looking Information
The foregoing contains certain “forward-looking statements” within the definition of federal securities laws. The following are or may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995:  statements including (a) words such as “may,” “will,” “could,” “believe,” “expect,” “future,” “potential,” “anticipate,” “intend,” “plan,” “estimate,” “continue,” or the negative or other variations thereof, and (b) statements regarding matters that are not historical facts.  The Company cautions that forward-looking statements contained in this report are based on estimates, projections, beliefs and assumptions of management and information available to management at the time of such statements and are not guarantees of future performance. The Company disclaims any obligation to update or revise any forward-looking statements based on the occurrence of future events, the receipt of new information, or otherwise. Forward-looking statements of the Company involve risks and uncertainties and are subject to change based on various important factors. Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements made by the Company and its management as a result of a number of risks, uncertainties and assumptions. Representative examples of those factors include (without limitation) general retail industry conditions and macro-economic conditions; economic and weather conditions for regions in which the Company’s stores are located and the effect of these factors on the buying patterns of the Company’s customers, including the effect of changes in prices and availability of oil and natural gas; the availability of consumer credit; the impact of competitive pressures in the department store industry and other retail channels including specialty, off-price, discount and Internet retailers; changes in consumer spending patterns, debt levels and their ability to meet credit obligations; changes in legislation, affecting such matters as the cost of employee benefits or credit card income; adequate and stable availability and pricing of materials, production facilities and labor from which the Company sources its merchandise; changes in operating expenses, including employee wages, commission structures and related benefits; system failures or data security breaches; possible future acquisitions of store properties from other department store operators; the continued availability of financing in amounts and at the terms necessary to support the Company’s future business; fluctuations in LIBOR and other base borrowing rates; potential disruption from terrorist activity and the effect on ongoing consumer confidence; epidemic, pandemic or other public health issues; potential disruption of international trade and supply chain efficiencies; world conflict and the possible impact on consumer spending patterns and other economic and demographic changes of similar or dissimilar nature.   The Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended January 31, 2015, contain other information on factors that may affect financial results or cause actual results to differ materially from forward-looking statements.
CONTACT:
Dillard’s, Inc.
Julie Johnson Bull
501-376-5965
julie.bull@dillards.com